Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Restricted Stock Unit Plan of Xinyuan Real Estate Co., Ltd. of our reports dated April 29, 2020, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd. and the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

June 30, 2020